UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                         COMMISSION FILE NUMBER-0-21931
                           NOTIFICATION OF LATE FILING

(CHECK  ONE)

_X_ FORM 10-K AND FORM 10-KSB __ FORM 20-F __ FORM 11-K __ FORM 10-Q AND FORM 10-QSB __ FORM N-SAR -

FOR  PERIOD  ENDED  April 30, 2005
                   ----------------

__    TRANSITION REPORT ON FORM 10-K AND FORM 10-KSB

__    TRANSITION REPORT ON FORM 20-F

__    TRANSITION REPORT ON FORM 11-K

__    TRANSITION REPORT ON FORM 10-Q AND FORM 10-QSB

__    TRANSITION REPORT ON FORM N-SAR

FOR THE TRANSITION PERIOD ENDED: ___________________



             READ INSTRUCTIONS (ON BACK PAGE) BEFORE PREPARING FORM.
                              PLEASE PRINT OR TYPE.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

      IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:

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PART I--REGISTRANT INFORMATION


                           HiEnergy Technologies, Inc.
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                             Full Name of Registrant


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                            Former Name of Registrant


                               1601B Alton Parkway
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           Address of Principal Executive Office (Street and Number):


                            Irvine, California 92606
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                            City, State and Zip Code

PART  II--RULES  12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate):

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Forms 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III--NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q,10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.


                         (ATTACH EXTRA SHEETS IF NEEDED)

The preparation of the Company's amendment to the annual report on Form 10-KSB/A had taken longer than anticipated, preventing the Company from submitting the required filing before July 29, 2005 without unreasonable effort and expense. The Company anticipates filing its annual report within the fifteen-day extension period.

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Bogdan C. Maglich            (949)                 757-0855
     -----------------            -----------           -----------------
     (NAME)                       (AREA CODE)           (TELEPHONE NUMBER)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

                                                                    X Yes ___ No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                    ___ Yes X No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

               See Schedule A, which accompanies this Form 12b-25.

                           HiEnergy Technologies, Inc.
                         -------------------------------
                  (Name of Registrant as Specified In Charter)

has caused this notification to be signed on its behalf by the undersigned hereto duly authorized


Dated: August 1, 2005       By: /s/ Bogdan C. Maglich
                                ----------------------------------
                                Bogdan C. Maglich, CEO and President


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